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                                                                    EXHIBIT 99.1

Press Release

Wednesday, December 20

Station Casinos Closes Sale of Missouri Properties

LAS VEGAS, Dec. 20 /PRNewswire/ -- Station Casinos, Inc. ("Station" or "the Company") (NYSE: STN - news) today announced it has consummated its sale of Station Casino St. Charles and Station Casino Kansas City to Ameristar Casinos, Inc. ("Ameristar") (Nasdaq: ASCA - news). The Company received cash proceeds of $488 million today. Ameristar will take possession of the properties at 12:00 a.m. central standard time on December 21, 2000.

Station Casinos, Inc. owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, the Santa Fe Station Hotel & Casino, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel & Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada.

This press release may be deemed to contain certain forward-looking statements with respect to the business financial condition, results of operations, dispositions, acquisitions, and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, licensing and other regulatory risks and risks relating to the proposed sale of the Company's Missouri properties to Ameristar. Further information on potential factors which could affect the business financial condition, results of operations, dispositions, acquisitions, and expansion projects of the Company and its subsidiaries, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-45188.

SOURCE: Station Casinos, Inc.